EXHIBIT 21.1

SUBSIDIARIES OF WEBMETHODS, INC.

NAME	ORGANIZED IN

webMethods West, Inc.	Delaware
Intelliframe Corporation	Pennsylvania
webMethods Worldwide, Inc.	California
webMethods UK Ltd.	United Kingdom
webMethods BV	the Netherlands
webMethods Germany GmbH	Germany
webMethods France Sarl	France
webMethods Australia Pty Ltd.	Australia
webMethods Japan Kabushiki Kaisha	Japan
webMethods Singapore Pte Ltd.	Singapore
webMethods Hong Kong, Ltd.	Hong Kong
webMethods Korea Co., Ltd.	South Korea
webMethods Malaysia Sdn Bhd	Malaysia